Exhibit 99.1

Press Release

Hilb Rogal & Hobbs Company

Contact:  Carolyn Jones

4951 Lake Brook Drive, Suite 500

Phone: (804) 747-3108

Glen Allen, Virginia 23060

Fax:  (804) 747-6046

FOR IMMEDIATE RELEASE

February 11, 2004

HILB ROGAL & HOBBS COMPANY REPORTS RECORD RESULTS

FOR 2003 FOURTH QUARTER AND YEAR

RICHMOND, VA -- Hilb Rogal & Hobbs Company (NYSE:HRH), the world’s 10th largest insurance and risk management intermediary, reported financial results today for the fourth quarter and year ended December 31, 2003.

For the fourth quarter, total revenues were $142.7 million, compared with $128.7 million a year ago, an increase of 10.9%. Commissions and fees rose 10.9% to $140.2 million during the quarter, compared with $126.5 million during the same period of 2002, primarily reflecting acquisitions, organic growth and moderating premium rate increases. Net income for the quarter was $19.4 million, or $0.53 per share, compared with $16.2 million a year ago, or $0.48 per share, an increase of 19.5%. The quarter benefited from a reduction in the annual effective tax rate from 40.8%, which was utilized through September 30, 2003, to 40.0%, a rate that is expected to continue. Diluted weighted average shares outstanding for the quarter increased 8.4% from a year ago, reflecting acquisition-related share issuances and a late 2002 public offering, partially offset by the company’s repurchase of 1.1 million shares during 2003.  Operating net income increased 25.0% to $20.1 million, or $0.55 per share, compared with $16.0 million, or $0.48 per share, a year ago.

For the year ended December 31, 2003, total revenues rose 24.5% to $563.6 million from $452.7 million a year ago. Commissions and fees increased 24.4% to $555.7 million from $446.7 million last year, reflecting acquisitions and organic growth. Net income for the year was $75.0 million, or $2.06 per share, compared with $65.1 million, or $2.01 per share, in 2002, an increase of 15.1%. Operating net income was $80.4 million, or $2.21 per share, compared with $61.0 million, or $1.89 per share, a year ago, an increase of 31.7%. The per share amount for the year is based on a 10.4% higher diluted share count than the prior year as noted above.

Organic growth, defined as the change in commissions and fees before the effect of acquisitions and divestitures, was 2.7% for the fourth quarter and 5.5% for the year. The operating margin for the quarter was 26.5%, compared with 25.4% in the prior year, and 27.4% for the year, compared with 26.3% for 2002. The integration of Hobbs and continued improvement in sales productivity and operating efficiency will be the principal contributors to margin improvement in 2004.

(CONTINUED)

HILB ROGAL & HOBBS COMPANY REPORTS RECORD RESULTS

FOR 2003 FOURTH QUARTER AND YEAR– Continued

Commenting on the results, Martin L. (Mell) Vaughan, III, chairman and chief executive officer said, "Our fourth quarter capped another year of growth that met our long-term growth goal in annual operating earnings per share, and our revised 2003 annual organic growth expectations. Although some of the issues that pressured the third quarter were not fully resolved in the fourth quarter, we believe they are now largely behind us. Bright spots in the fourth quarter were an effective transition to the new sales model led by our recently augmented executive team, and the announcement and initial implementation of the integration plan for the combined company. We are excited about the opportunities before us in 2004, and remain committed to our long-term growth rate in operating earnings per share of between 15% and 20%."

Robert B. Lockhart, president and chief operating officer, said, "During the quarter, we completed the plan for our integrated sales model and officially launched it throughout the company on January 1, 2004. New producer-led teams drive the sales process, and provide a focal point for risk management, marketing, claims and other client services. Through increased productivity, discipline and accountability, the new process is designed to win and retain major accounts, while reinforcing our sales and service commitment to all of our business lines, including our core middle-market clients. Based on the energy and momentum coming out of our January national sales meeting, we are confident the new model will generate a sustained flow of new opportunities."

Vaughan concluded, "In 2003, as planned, acquisitions accelerated our entry into excess and surplus lines and reinsurance brokerage markets, both of which give us the ability to directly place business that we have outsourced in the past, and strengthened our agency presence in selected markets. While we continue to be selective and disciplined, we expect 2004 to be another active year for acquisitions. Our pipeline continues to be robust and, despite increased competition, we are confident that we will be able to attract new business partners during 2004 that will generate annualized revenues of between $30 million and $60 million.”

The company cautions readers that the statements contained herein regarding the company’s future operations and business prospects are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based upon management’s current knowledge and assumptions about future events and involve risks and uncertainties that could cause actual results to differ materially from anticipated results. For more details on factors that could affect expectations, see the company’s Annual Report on Form 10-K for the year ended December 31, 2002, as filed with the Securities and Exchange Commission.

Hilb Rogal & Hobbs Company is the nation’s seventh largest insurance and risk management intermediary. With offices located throughout the United States, HRH assists clients in managing their risks in areas such as property and casualty, employee benefits and many other areas of specialized exposure. The company is traded on the New York Stock Exchange, symbol HRH, and is ranked as the 10th largest insurance and risk management intermediary in the world. Additional information about HRH, including instructions for the quarterly conference call, may be found at www.hrh.com.

(CONTINUED)

HILB ROGAL & HOBBS COMPANY AND SUBSIDIARIES

COMPARATIVE FINANCIAL ANALYSIS

(In thousands, except per share data)

	THREE MONTHS ENDED		YEAR ENDED
	12/31/03	12/31/02	12/31/03	12/31/02
	(Unaudited)
Revenues
Commissions and fees	$140,232	$126,451	$555,732	$446,673
Investment income	898	833	3,151	2,439
Other	1,618	1,381	4,764	3,614
	142,748	128,665	563,647	452,726
Operating expenses
Compensation and employee benefits	76,982	69,556	302,497	245,405
Other operating expenses	25,876	23,829	97,358	80,308
Depreciation expense	2,181	2,333	9,082	7,771
Amortization of intangibles	3,120	2,316	9,828	5,320
Interest expense	2,596	3,176	10,692	10,665
Integration costs[1]	920	-	4,094	-
Retirement benefit[2]	-	-	5,195	-
	111,675	101,210	438,746	349,469
INCOME BEFORE INCOME TAXES AND CUMULATIVE EFFECT OF ACCOUNTING CHANGE	31,073	27,455	124,901	103,257
Income taxes	11,668	11,215	49,947	42,082
Income before cumulative effect of accounting change	19,405	16,240	74,954	61,175
Cumulative effect of accounting change, net of tax[3]	-	-	-	3,944
NET INCOME	$ 19,405	$ 16,240	$ 74,954	$ 65,119

Net Income Per Share - Basic:
Income before cumulative effect of accounting change	$0.54	$0.52	$2.17	$2.09
Cumulative effect of accounting change, net of tax[3]	-	-	-	0.14
Net income	$0.54	$0.52	$2.17	$2.23

Net Income Per Share – Assuming Dilution:
Income before cumulative effect of accounting change	$0.53	$0.48	$2.06	$1.89
Cumulative effect of accounting change, net of tax[3]	-	-	-	0.12
Net income	$0.53	$0.48	$2.06	$2.01

Dividends Per Share	$0.0925	$0.0900	$0.3675	$0.3575

Weighted Average Number of Shares Outstanding:
Basic	35,757	31,394	34,595	29,240
Assuming Dilution	36,638	33,799	36,304	32,876

____________________________________________

1   Integration costs represent one-time costs including severance and other employee-related costs, facility costs and branding expenses.

2  The company recorded a one-time retirement benefit charge for the quarter ended March 31, 2003, representing a contractual retirement benefit for Andrew L. Rogal, the company’s former chairman and chief executive officer.

3  Effective January 1, 2002, the company changed its revenue recognition policy for commissions on premiums billed by insurance carriers on middle-market property and casualty business from when received to the later of effective date of insurance coverage or billing date.

HILB ROGAL & HOBBS COMPANY AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

(In thousands)

	DECEMBER 31,
	2003	2002[1]
ASSETS CURRENT ASSETS
Cash and cash equivalents	$ 126,464	$134,692
Receivables (net)	255,251	201,364
Prepaid expenses and other	14,603	21,509
TOTAL CURRENT ASSETS	396,318	357,565

PROPERTY & EQUIPMENT (NET)	25,487	20,386

INTANGIBLE ASSETS (NET)	614,246	441,973

OTHER ASSETS	13,176	13,100
	$1,049,227	$833,024

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Premiums payable to insurance companies	$ 308,533	$235,057
Accounts payable	9,089	10,115
Accrued expenses	37,434	41,065
Premium deposits and credits due customers	34,290	32,075
Current portion of long-term debt	9,321	5,733
TOTAL CURRENT LIABILITIES	398,667	324,045

LONG-TERM DEBT	174,012	177,151

OTHER LONG-TERM LIABILITIES	42,281	21,180

SHAREHOLDERS’ EQUITY
Common Stock (outstanding 35,446 and 33,484
shares, respectively)	228,357	168,558
Retained earnings	205,184	143,005
Accumulated other comprehensive income (loss)	726	(915)
	434,267	310,648
	$1,049,227	$833,024

__________________________

1  Reclassified to conform to current year presentation.

HILB ROGAL & HOBBS COMPANY AND SUBSIDIARIES

GAAP MEASURES RECONCILIATION

(In thousands, except per share data)

This press release contains references to financial measures that exclude certain charges and non-recurring items. The company believes that these adjusted financial measures provide additional measures of performance that investors can use in evaluating the company’s performance between reporting periods. The schedule below provides a reconciliation of these financial measures to those prepared in accordance with accounting principles generally accepted in the United States (GAAP).

	NET INCOME		NET INCOME PER SHARE ASSUMING DILUTION
	THREE MONTHS ENDED		THREE MONTHS ENDED
	12/31/03	12/31/02	12/31/03	12/31/02
	(Unaudited)		(Unaudited)

GAAP NET INCOME	$19,405	$16,240	$0.53	$0.48
Excluding:
Non-operating (gains) losses, net of tax	86	(193)	-	-
Integration costs, net of tax	561	-	0.02	-
OPERATING NET INCOME	$20,052	$16,047	$0.55	$0.48

	OPERATING MARGIN		OPERATING REVENUE
	THREE MONTHS ENDED		THREE MONTHS ENDED
	12/31/03	12/31/02	12/31/03	12/31/02
	(Unaudited)		(Unaudited)

GAAP NET INCOME / REVENUE	$19,405	$16,240	$142,748	$128,665
Excluding:
Non-operating (gains) losses	145	(328)	145	(328)
Amortization of intangibles	3,120	2,316	-	-
Interest expense	2,596	3,176	-	-
Integration costs	920	-	-	-
Income taxes	11,668	11,215	-	-
OPERATING MARGIN / REVENUE	$37,854	$32,619	$142,893	$128,337

HILB ROGAL & HOBBS COMPANY AND SUBSIDIARIES

GAAP MEASURES RECONCILIATION

(In thousands, except per share data)

	NET INCOME		NET INCOME PER SHARE ASSUMING DILUTION
	YEAR ENDED		YEAR ENDED
	12/31/03	12/31/02	12/31/03	12/31/02
	(Unaudited)		(Unaudited)

GAAP NET INCOME	$74,954	$65,119	$2.06	$2.01
Excluding:
Non-operating gains, net of tax	(227)	(126)	(0.01)	-
Integration costs, net of tax	2,497	-	0.07	-
Retirement benefit, net of tax	3,169	-	0.09	-
Cumulative effect of accounting change, net of tax	-	(3,944)	-	(0.12)
OPERATING NET INCOME	$80,393	$61,049	$2.21	$1.89

	OPERATING MARGIN		OPERATING REVENUE
	YEAR ENDED		YEAR ENDED
	12/31/03	12/31/02	12/31/03	12/31/02
	(Unaudited)		(Unaudited)

GAAP NET INCOME / REVENUE	$ 74,954	$ 65,119	$563,647	$452,726
Excluding:
Non-operating gains	(385)	(213)	(385)	(213)
Amortization of intangibles	9,828	5,320	-	-
Interest expense	10,692	10,665	-	-
Integration costs	4,094	-	-	-
Retirement benefit	5,195	-	-	-
Income taxes	49,947	42,082	-	-
Cumulative effect of accounting change, net of tax	-	(3,944)	-	-
OPERATING MARGIN / REVENUE	$154,325	$119,029	$563,262	$452,513

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